CINCINNATI MILACRON INC. AND SUBSIDIARIES
              COMPUTATION OF PER SHARE EARNINGS
                         (UNAUDITED)

                                              (In thousands, except
                                                per-share amounts)

                                                   Quarter Ended
                                              ---------------------
                                              March 31,   March 22,
                                                1998        1997
                                              --------    --------

Net earnings                                  $ 17,628    $ 13,047

Less preferred dividends                           (60)        (60)
                                              --------    --------
  Net earnings available
    to common shareholders                    $ 17,568    $ 12,987
                                              ========    ========

Basic Earnings Per Share:

  Weighted-average common shares
    outstanding                                 39,157      39,723
                                              ========    ========

    Per share amount                          $    .45    $    .33
                                              ========    ========

Diluted Earnings Per Share:

  Weighted-average common shares
    outstanding                                 39,157      39,723
  Dilutive effect of stock options and
    restricted shares based on the
    treasury stock method                          551         228
                                              --------    --------
  Total                                         39,708      39,951
                                              ========    ========

    Per share amount                          $    .44    $    .32
                                              ========    ========


Note:  This computation is required by Regulation S-K,
       Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.